CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 3, 2004, which appears in the December 31, 2003 Annual Report to Shareholders of Strong Life Stage Series, relating to the financial statements and financial highlights of Strong Life Stage Series, Inc. (comprised of the Strong Aggressive Portfolio, Strong Conservative Portfolio and Strong Moderate Portfolio series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 26, 2004